Exhibit 5.1

Kilpatrick Townsend & Stockton LLP ktslaw.com	701 Pennsylvania Avenue, NW, Suite 200 Washington, DC 20004

June 29, 2026

Board of Directors

Hanover Bancorp, Inc.

80 East Jericho Turnpike

Mineola, NY 11501

Re:	Hanover Bancorp, Inc. 2026 Equity Incentive Plan

Board Members:

We have been requested by Hanover Bancorp, Inc, a Maryland corporation (the “Company”), to issue our opinion in connection with the registration of 270,739 shares of the Company’s common stock, par value $0.01 per share, under the Securities Act of 1933, as amended (the “Securities Act”) to be issued pursuant to the Hanover Bancorp, Inc. 2026 Equity Incentive Plan (the “Plan”), which includes 450 shares of Company common stock forfeited, prior to the date hereof, under the Hanover Bancorp, Inc. 2021 Equity Compensation Plan and therefore available for issuance under Section 4.2(a) of the Plan.

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Maryland law, it is our opinion that, following the effectiveness of the Registration Statement on Form S-8 (the “Registration Statement”), the shares reserved for issuance under the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Kilpatrick Townsend & Stockton LLP

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